Exhibit (d)(4)

CONFIDENTIAL

EXECUTION VERSION

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of April 30, 2018 (this “Limited Guarantee”), is made by each of HGGC Fund II, L.P., HGGC Fund II-A, L.P., HGGC Fund II-B, L.P., HGGC Fund II-C, L.P., HGGC Fund II-D, L.P., HGGC Associates II, L.P., and HGGC Affiliate Investors II, L.P. (each a “Guarantor” and collectively, the “Guarantors”), in favor of RPX Corporation, a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, Riptide Parent, LLC, a Delaware limited liability company (“Parent”), and Riptide Purchaser, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. To induce the Company to enter into the Merger Agreement, the Guarantors hereby irrevocably and unconditionally guarantee, severally (and not jointly or jointly and severally), as primary obligors and not merely as a surety, to the Company the due and punctual payment by Parent to the Company of the percentage set forth opposite each Guarantor’s name on Schedule A hereto (such percentage with respect to such Guarantor, such Guarantor’s “Maximum Guarantor Percentage”) of (i) the Parent Termination Fee on the terms and subject to the conditions set forth in Section 8.03(b) of the Merger Agreement and (ii) an amount equal to all of the liabilities and obligations of Parent or Purchaser under the Merger Agreement (including any Reimbursement Obligations) when required to be paid by Parent or Purchaser pursuant to and in accordance with the Merger Agreement (clauses (i) and (ii), collectively, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary set forth in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement contemplated hereby or thereby, the Company and the Guarantors agree that in no event shall (a) the aggregate liability of the Guarantors hereunder exceed the Parent Liability Limitation, (b) any Guarantor be required to pay more than such Guarantor’s Maximum Guarantor Percentage of the Parent Liability Limitation under or in respect of this Limited Guarantee, (c) the Guarantors otherwise have any liability relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance, except as explicitly set forth herein or in the Equity Commitment Letter, (d) the Company be entitled to receive both a grant of specific performance or other equitable relief pursuant to Section 9.10 of the Merger Agreement, on the one hand, and any payment under this Limited Guarantee or other monetary damages, on the other hand, or (e) the Guarantors be liable to the Company or any other Person pursuant to this Limited Guarantee for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits. Each Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly and in any event within ten (10) Business Days, pay such Guarantor’s Maximum Guarantor Percentage of the Guaranteed Obligations in full, and promises and undertakes to make all payments required hereunder free and clear of any deduction, offset, claim or counterclaim of any kind (other than defenses and claims that are available to Parent or Purchaser, excluding the bankruptcy or insolvency of Parent or Purchaser and any other defenses and claims expressly waived under this Limited Guarantee). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Limited Guarantee up to such Guarantor’s Maximum Guarantor Percentage of the Parent Liability Limitation, irrespective of whether any action is brought against Parent or Purchaser or any other Person, or whether Parent or Purchaser or any other Person are joined in any such action or actions. The provisions of this Limited Guarantee are an integral part of the transactions contemplated by the Merger Agreement and, without such provisions, the Company would not have entered into the Merger Agreement or this Limited Guarantee; accordingly, if any Guarantor fails to promptly pay or cause to be paid any amount due pursuant to this Limited Guarantee, and, in order to obtain such payment, the Company commences a suit that results in a final judgment against such Guarantor for such Guarantor’s Maximum Guarantor Percentage of the Parent Liability Limitation or any portion thereof, such Guarantor shall pay or cause to be paid to the Company its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including paragraph 7 hereof), the liability of each Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of:

(i) the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein, including this Limited Guarantee (other than in the case of (A) fraud or willful breach by the Company, (B) defenses to the payment of the Guaranteed Obligations that are available to Parent or Purchaser under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof)) affecting Parent or Purchaser or any other any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (an “Interested Person”), or (C) any attempt by the Company or any Person acting on its behalf to seek to impose liability upon such Guarantor in violation of the provisions set forth in paragraph 5 below);

(ii) any release or discharge of any obligation of Parent or Purchaser contained in the Merger Agreement to the extent resulting from any change in the corporate existence, structure or ownership of Parent or Purchaser, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Purchaser or any of their assets;

(iii) any waiver, amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly-executed amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or any other agreement entered into in connection therewith;

(iv) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Purchaser or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) the failure of the Company to assert any claim or demand or to enforce any right or remedy (or delay in asserting or enforcing the same) against Parent or Purchaser or any other Interested Person with respect to the Guaranteed Obligations;

(vii) the addition, substitution or release of Parent, Purchaser or any other Interested Person now or hereafter liable with respect to the Guaranteed Obligations; or

(viii) any other act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding any other provision of this Limited Guarantee to the contrary, the Company hereby agrees that each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Purchaser could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Purchaser of its obligations under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Purchaser or any other Interested Person).

(c) Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantors hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Purchaser or the Guarantors, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Except as expressly provided herein, when pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or Purchaser or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or Purchaser or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent or Purchaser or any such other Person or any right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not been terminated.

3. Waiver of Acceptance, Presentment, etc. Subject to the proviso in paragraph 2(c)(vii), each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with paragraph 13 hereof or Section 9.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Purchaser or any other Interested Person, and all suretyship defenses generally (other than breach by the Company of this Limited Guarantee).

4. Changes in Obligations. Each Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including paragraph 7 and paragraph 10 hereof), each Guarantor agrees that the obligations of each Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) subject to the valid termination of this Limited Guarantee pursuant to paragraph 7 hereof, the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Purchaser or each Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter, in each case, made in accordance with the terms of such agreement; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including the Equity Commitment Letter); (d) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Purchase Agreement; (f) the existence of any claim, set-off or other right which any Guarantor may have at any time against Parent, Purchaser or the Company, whether in connection with the Guaranteed Obligations or otherwise; or (g) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations.

5. Sole Remedy.

(a) The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Purchaser has any assets, other than their respective rights under the Merger Agreement, the Equity Commitment Letter, the Debt Letters and the agreements contemplated by each of the foregoing. Except as specifically contemplated by this Limited Guarantee or the Equity Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent or Purchaser unless the Offer Acceptance Time occurs, and that, except for rights against Parent and Purchaser to the extent expressly provided in the fourth paragraph of the Equity Commitment Letter and Section 9.10 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Purchaser by any Guarantor, any Guarantor Affiliate (as defined below) or any other Person.

(b) No Guarantor shall have any obligation or liability to any Person under this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of any Guarantor, Parent or Purchaser, (ii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Purchaser, (iii) any former, current or future, direct or indirect holder of any securities or any equity interests of any kind of any Guarantor, Parent or Purchaser (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of any Guarantor, Parent or Purchaser or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together, with any other Non-Recourse Parent Party, but excluding Parent, Purchaser and the Guarantors, being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Purchaser or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Guarantor, Parent or

Purchaser against any Guarantor, any Guarantor Affiliates, Parent or Purchaser or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (w) its rights against such Guarantor under this Limited Guarantee, (x) its third party beneficiary rights under the Equity Commitment Letter and (y) its rights against Parent or Purchaser under, and in accordance with, the terms and conditions of the Merger Agreement; provided that, in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus available capital is less than the Parent Liability Limitation (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company shall have recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of such Guarantor hereunder up to its Maximum Guarantor Percentage of the Guaranteed Obligations for which such Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Guarantee Claims, Merger Agreement Claims and Equity Commitment Claims (each as defined below), recourse against any Guarantor and any Successor Entity under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against any Guarantor and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.

(c) The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, against any Guarantor or any Guarantor Affiliate except for (i) claims by the Company against such Guarantor and any Successor Entity under and in accordance with this Limited Guarantee (“Guarantee Claims”), (ii) claims by the Company against Parent or Purchaser under and in accordance with the Merger Agreement and/or the Confidentiality Agreement (“Merger Agreement Claims”) and (iii) claims by the Company against such Guarantor under and in accordance with the Equity Commitment Letter (“Equity Commitment Claims”), and the Company hereby, on behalf of itself and its Affiliates (and to the extent permitted by law, its Representatives), hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, known or unknown now existing under any theory of law or equity, in each case, except for Guarantee Claims, Merger Agreement Claims or Equity Commitment Claims.

(d) For all purposes of this Limited Guarantee, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby (including the Guarantee Claims, the Merger Agreement Claims and the Equity Commitment Claims).

6. Subrogation. The Guarantors will not exercise against Parent or Purchaser any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provision of paragraph 1 hereof unless and until the Guaranteed Obligations have been indefeasibly paid in full.

7. Termination. This Limited Guarantee shall terminate upon, and the Guarantors shall not have any further liability or obligation under this Limited Guarantee from and after, the earliest of: (a) the Effective Time, (b) the termination of the Merger Agreement by mutual written consent of Parent and the Company pursuant to Section 8.01(a) thereof, (c) the termination of the Merger Agreement pursuant to Section 8.01(c)(i) or Section 8.01(d)(i) thereof, (d) the payment of the greater of the entire Parent Termination Fee or an amount of the Guaranteed Obligations equal to the Parent Liability Limitation, (e) the date that is thirty (30) days following the valid termination of the Merger Agreement in accordance with its terms (other than terminations for which clause (b) or (c) applies), unless prior to the expiration of such thirty- (30-) day period (i) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations asserting that the Guarantors, Parent or Purchaser is liable, in whole or in part, for any portion of the Guaranteed Obligation, and (ii) the Company shall have commenced a Claim against any of the Guarantors, Parent or Purchaser alleging the Parent Termination Fee is due and owing, or that Parent or Purchaser are liable for any other payment obligations under the Merger Agreement (including any Reimbursement Obligations) or against a Guarantor that its Maximum Guarantor Percentage due and owing from such Guarantor pursuant to paragraph 1 hereof, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to the foregoing clause (e), if the Merger Agreement has been terminated, such notice has been provided and such Claim has been commenced, the Guarantors shall have no further liability or obligation under this Limited Guarantee from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction in accordance with paragraph 15 hereof determining that the Guarantors do not owe any amount under this Limited Guarantee and (y) a written agreement among the Guarantors and the Company that specifically references this clause (e) of paragraph 7 in which the Company acknowledges that the obligations and liabilities of the Guarantors pursuant to this Limited Guarantee are terminated, and (f) the Company or any of its Affiliates acting on its behalf seeks to impose liability upon the Guarantors in excess of the Parent Liability Limitation, as applicable, or otherwise challenges any limit on the liability of the Guarantors hereunder or under the Equity Commitment Letter delivered by the Guarantors in connection with the Merger Agreement, or makes any claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated thereby, other than a Guarantee Claim, a Merger Agreement Claim or an Equity Commitment Claim (in the event of any of the actions described in this clause (f), the obligations and liabilities of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void).

8. Continuing Guarantee. Unless terminated pursuant to the provisions of paragraph 7, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon each Guarantor, its successors and permitted assigns, and any Successor Entity, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

9. Entire Agreement. This Limited Guarantee, the Merger Agreement, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

11. No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

12. Counterparts. This Limited Guarantee may be executed by electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed given when received if delivered personally; when sent if sent by email (with written or electronic confirmation of receipt); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company,

RPX Corporation

One Market Plaza, Suite 1100

San Francisco, CA 94105

Attention:         General Counsel

Email:        legal@rpxcorp.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention:       Leif B. King

Email:        leif.king@skadden.com

if to the Guarantors, to each at

c/o HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, California 94303

Attn: Leslie M. Brown, Jr.

  Kurt A. Krieger

Email: LBrown@hggc.com

  KAK@hggc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attn: Travis L. Nelson, P.C.

  Rodin M. Hai-Jew

  Anjna R. Mehta

Email: tnelson@kirkland.com

  rodin.hai-jew@kirkland.com

  Anjna.mehta@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attn:   Joshua M. Zachariah, P.C.

Joseph K. Halloum

Email: joshua.zachariah@kirkland.com

joseph.halloum@kirkland.com

or, in each case, at such other address as may be specified in writing to the other party.

14. Governing Law. THIS LIMITED GUARANTEE AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

15. Consent to Jurisdiction, etc. Subject to paragraph 16 below, in any action or proceeding arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this paragraph 15 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with paragraph 13 hereof. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

16. Waiver of Jury Trial. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

17. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all limited partnership power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor, (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) such Guarantor has uncalled capital commitments equal to or in excess of the Parent Liability Limitation and its limited partners or other investors have the obligation to fund such capital, (f) the execution, delivery and performance by such Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of such Guarantor, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which such Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by such Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis, (g) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee and (h) it has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor for as long as this Limited Guarantee shall remain in effect.

18. No Assignment. No Guarantor nor the Company may assign their respective rights, interests or obligations hereunder to any other person without the prior written consent of the Company (in the case of an assignment by a Guarantor) or the Guarantors (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guarantee shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19. Severability. If any term or other provision of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Parent Liability Limitation provided in paragraph 1 hereof and to the provisions of paragraph 5 and paragraph 7 hereof. No party shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

20. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

21. Relationship of the Parties. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantors under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Purchaser or any Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

HGGC FUND II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-A, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

{Limited Guarantee}

HGGC FUND II-B, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-C, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC FUND II-D, L.P., as Holder

By:	HGGC Fund II GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

{Limited Guarantee}

HGGC AFFILIATE INVESTORS II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

HGGC ASSOCIATES II, L.P., as Holder

By:	HGGC Fund GP, L.P.
Its:	General Partner

By:	HGGC Fund II GP, Ltd.
Its:	General Partner

By:	/s/ Richard F. Lawson, Jr.
Name:	Richard F. Lawson, Jr.
Title:	Director

RPX CORPORATION

By:	/s/ Martin Roberts
Name:	Martin Roberts
Title:	Chief Executive Officer

{Limited Guarantee}

Schedule A

Maximum Guarantor Percentage

Guarantor	Maximum Guarantor Percentage
HGGC Fund II, L.P.	52.683%
HGGC Fund II-A, L.P.	33.122%
HGGC Fund II-B, L.P.	5.663%
HGGC Fund II-C, L.P.	6.413%
HGGC Fund II-D, L.P.	1.516%
HGGC Associates II, L.P.	0.541%
HGGC Affiliate Investors II, L.P.	0.062%

Total	100.00%

{Limited Guarantee}